STATE of DELAWARE
CERTIFICATE of TRUST

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

First:	The name of the statutory trust is Sage Quant ETF Trust (the “Trust”).
Second:	The name and address of the Registered Agent of the Trust in the State of Delaware is Corporation Service Company located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.
Third:	The address of the registered office of the Trust in the State of Delaware is c/o Corporation Service Company located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.
Fourth:
The Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. Sections 80a-1 et seq.).

Fifth:	This Certificate of Trust shall be effective immediately upon filing.
Sixth:
Notice of Limitation of Liabilities of Series Pursuant to 12 Del. Code Section 3804(a). Notice is hereby given that the Trust shall consist of one or more series. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or any other series thereof, and none of the debts, liabilities obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally that have not been allocated to a specified series, or with respect to any other series, shall be enforceable against the assets of such specified series.

Seventh:
The trustees of the Trust, as set forth in its governing instrument, reserve the right to amend, alter, change, or repeal any provisions contained in this Certificate of Trust, in the manner now or hereafter prescribed by statute.

IN WITNESS WHEREOF, the undersigned, being the sole initial trustee of the Statutory Trust, has duly executed this Certificate of Trust as of this 16th day of May, 2012.

By:	/s/ Luigi Vacca
Luigi Vacca, as Trustee and not individually